United States
                   SECURITIES AND EXCHANGE COMMISSION    OMB Number????

SCHEDULE 14a-A1
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.     )

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☒	Preliminary Proxy statement
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☐	Definitive Proxy Statement

Company Name: Turner Valley Oil & Gas, Inc.

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Turner Valley Oil & Gas, Inc.
700 West Pender Street
Vancouver B.C. Canada V6C 1G8
__, 2008

Dear Shareholder:

The enclosed information is being furnished to shareholders of record, on ......, 2008, of Turner Valley Oil & Gas, Inc., a Nevada corporation, in connection with the following actions proposed to be taken by shareholders, at a meeting of shareholders to be called for ..... a.m., ......, ..., 2008. Management has proposed an affirmative vote on the following proposals:

Proposal 1: To re-elect three existing Directors:

(a) Christopher Paton-Gay

(b) Donald Jackson Wells

(c) Joseph Kane

Proposal 2: To authroize a Reverse Split of the Common Stock: One share for evey Twenty existing shares; provided that no shareholder shall be reversed below two hundred shares, and no shareholder owning less than two hundred shares shall be reversed.

WE ARE ASKING FOR YOUR PROXY
SHAREHOLDERS ARE REQUESTED TO SEND US THEIR PROXIES
SO THAT EACH SHAREHOLDERS VOTE MAY BE COUNTED AND CONSIDERED.

Please read the Proxy Statement provided, mark and return the Ballot provided, and return the Ballot in the envelope provided for its return.

By Order of the Board of Directors,

Christopher Paton-Gay

chairman/ceo

United States
SECURITIES AND EXCHANGE COMMISSION

Turner Valley Oil & Gas, Inc.
700 West Pender Street
Vancouver B.C. Canada V6C 1G8
__, 2008

NOTICE OF MEETING OF SHAREHOLDERS

A Meeting of Shareholders (the “Meeting”) of Turner Valley Oil & Gas (the “Company”) will be held at the following date, time and place, and for the following purposes:

Date and Time:     ......, .., 2008, at ..:.. a.m.

Place:     221 South Ola Vista 1st Floor

San Clemente, California 92672

Proposal 1: To re-elect three existing Directors:

(a) Christopher Paton-Gay

(b) Donald Jackson Wells

(c) Joseph Kane

Proposal 2: To authorize a Reverse Split of the Common Stock: One share for every Twenty existing shares; provided that no shareholder shall be reversed below two hundred shares, and no shareholder owning less than two hundred shares shall be reversed.

Only holders of record of the Company's common stock at the close of business on .Record Date. (“Record Date”) shall be entitled to notice of and to vote at the Meeting. The vote of each shareholder will be important at this Meeting. You are urged to attend in person or by proxy. If you do not plan to attend personally, and wish to have your vote counted, you are urged to execute and return the attached Proxy Ballot at your earliest convenience.

This Proxy Statement and Proxy are first delivered (by mail) to shareholders on ......., .., 2008

No date is presently set for the next following Meeting of Shareholders. There is no deadline presently established for the submission of shareholder proposals for inclusion in our proxy statement and proxy for the next meeting of shareholders.

The enclosed Proxy, even though executed and returned, may be revoked at any time before being voted, by written notice, mailed or delivered to the Company, or by a request for return of the Proxy at the Meeting.

Proxies shall be voted in accordance with the directions of the shareholders. Proxies returned to the Company, unless otherwise directed, will be voted in favor of the proposals listed and discussed in this Notice of the Meeting and Proxy Statement. The proxy must be received by the Company prior to the Meeting to be effective.

WE ARE ASKING FOR YOUR PROXY
SHAREHOLDERS ARE REQUESTED TO SEND US THEIR PROXIES
SO THAT EACH SHAREHOLDERS VOTE MAY BE COUNTED AND CONSIDERED.

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
AND RULES PROMULGATED THERETO

Contents

	Introduction	5

	Part One
	PROPOSALS FOR ADOPTION	5

	Part TWO
	ABOUT OUR COMPANY	11

	1. Our Corporate History	11

	2. Oil/Gas Properties	12

	3. Financial Condition and Results of Operations	12

	Part Three
	OTHER INFORMATION	13

(a)	Executive Compensation	14
(b)	Security Ownership of Certain Beneficial Owners and Management	15
(c)	No Changes in Control	15
(d)	Legal Proceedings	15
(e)	Submission of Matters to a Vote of Security Holders	15
(f)	Description of Common Stock	15
(g)	Holders	16
(h)	Dividends	16
(i)	Sales of Unregistered Common Stock 2004-7	16

	Part Four	16
	THE PROXY AND THE BALLOT

WE ARE ASKING FOR YOUR PROXY
SHAREHOLDERS ARE REQUESTED TO SEND US THEIR PROXIES SO THAT
EACH SHAREHOLDERS VOTE MAY BE COUNTED AND CONSIDERED.

Introduction

Turner Valley Oil & Gas, Inc., the Registrant, prefers to refer to itself in the first person, as “we”, “us”, and “our”; and to address our shareholders directly, as “you” and “your”, whenever possible. We have called this meeting, and we have solicited your proxy. Each of our three Directors have joined in the solicitation and in urging an affirmative vote. The cost of the solicitation will be borne by us. The solicitation is made by United States Mail. The costs of solicitation consist of postage for mailing to shareholders, estimated to be $200. Our sole focus is on the exploration for, development drilling for, and transmission facilities for the production and sale of oil and gas. We operate through our wholly-owned Canadian Subsidiary T.V Oil & Gas Canada, Ltd., a Federal Canadian Registered Company, in compliance with all applicable Canadian law and regulation. Our common stock is registered for trading as a class of securities, pursuant to the Securities Exchange Act of 1934. We file required public reports annually, quarterly and otherwise, with the Securities and Exchange Commission. These reports are accessible on the SEC's EDGAR website.

This Proxy Statement may contain forward-looking statements. Such statements include statements concerning plans, objectives, goals, strategies, future events, results or performances, and underlying assumptions that are not statements of historical fact. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views, with respect to future events or results and future financial performance. Certain words indicate forward-looking statements, words like "believe", "expect", "anticipate", "intends", "estimates", "forecast", "projects", and similar expressions.

Part One
PROPOSALS FOR ADOPTION

The following persons are the Directors of our Board of Directors, having taken office from the inception of the issuer, except as indicated, to serve until their successors might be elected or appointed. Each of these three gentlemen are candidates for reelection by shareholders at the Meeting of Shareholders.

Proposal 1: To re-elect three existing Directors

(a) Christopher Paton-Gay

(b) Donald Jackson Wells

(c) Joseph Kane

On July 15, 2003, Christopher Paton-Gay, was appointed as a third and additional Director of this corporation. Mr. Paton-Gay was elected Chief Executive Officer, and Sole Interim Officer, of this corporation. From 1975 to date, Mr. Paton-Gay has acquired extensive and solid knowledge and experience in the Oil and Gas Industry always serving as CEO or Chairman and participated in a considerable number of Oil and Gas acquisitions. From 1975 through 2003, he was engaged in private and public Board Governance, especially focused  on the Oil and Gas industry in the United States and Canada, serving as officer and director. In 1988 he successfully concluded a $50,000,000 joint venture with Jardine Matheson of Hong Kong, to expand his oil and gas interest in Alberta, Canada. In 1991-1995, Westport Resources. of which he was majority shareholder and CEO, completed a number of acquisitions including, among others, all of Home Oil's Tar Sands  Oil Interests in Kitscoty/Lloydminster and Saskoil's production in Joarcam, Leduc Woodbend, and other Central Alberta fields, including a number of high capacity gas plants.

Mr. Paton-Gay studied International Economics at the Sorborne in Paris, 1968-1971, taking is Bachelorate in economic/political science at University of Guelph, 1971-74. He earned his Masters in Business Administration in 1975, from University of Western Ontario. He advanced his studies in the Faculty of Law, at the University of Calgary from 1989-91.

In 1971, he was a Member of the Canadian Bobsled Team, World Championships Cervinia, Italy. In 1974, he was a member of the United Nations Tour of the Peoples Republic of China, the first student group to be granted a 6 week visa to enter that country. 1999-2002, he indulged his passion for yachting, covering 23,000 nautical miles aboard his 71 foot racing schooner, USA, Mexico, Hawaii and Canada, and raced the Southern California Circuit. He competed in the America's Schooner Cup Races, in San Diego California, in 2001 and 2002. He is a member of the Producers Association of Canada. He is literate in English, French and German.

Directorships:

1975-76	General Manager/Director CKMK Radio

1975-81	Founder, President JCPG Advertising (Edmonton)

1977-78	Deputy Chief of Protocol, Commonwealth Games (Edmonton)

1977	President, Trustee, Damlin Equities Corporation, Ltd.

1981-85	Director, Legal Oil and Gas Ltd.

1984-90	Chairman/CEO Amtec Oil and Gas Limited

1985-90	Director Explorers and Producers Association of Canada

1966-91	Chairman/President Legas Asset Management Ltd.

1991	Chariman Lindam Holdco, Inc.

1991	Chairman/President Lindam Oil and Gas Partnership (Joarcam) Ltd.

1991-96	Chairman/President/Director Westport Resources Ltd.

1990	Chairman/President C-H Oil and Cattle Company Ltd.

1995-99	Trustee Vice Chairman Foothills School Board Alberta

1996-99	Director Alberta School Board Association

1997-99	Trustee Alberta Employee Benefits Plan ($361,000,000)

1996-99	Director PICA Commission, Alberta Power Deregulation

2000-6	Chairman Win Energy Ltd.

2000-8	Chairman The Stallion Group Inc.

2003-7	Governor and Vice-Chairman Queen Margarets Private School

2006-	Present: Member of the Institute of Corporate Directors

Our Continuing Directors

Donald Jackson Wells, age 62, is a Director. He has also served as the President of ACX Industries, Inc. since 1988, and is the President for Colonial Industries, Inc. He has over twenty five years experience in all phases of the automobile industry, including nine years as the owner-operator of one of Houston's largest recycling operations, and six years as an independent automobile broker. He has served, on many occasions, as an automotive consultant to banks and financial institutions and as an expert automobile industry witness in court cases. In addition to his affiliation with this corporation, he is the owner of Wells Investments, which, through its subsidiaries, is a State of Texas licensed dealer of motorized vehicles. He attended South Texas University and the University of Houston, is a member of the National Automobile Dealers association (NADA), the Houston Automobile Dealers Association, and the Harris County Used Auto and Truck Parts Association.

Joseph A. Kane, age 63, is a Director. He has held the position of Secretary and Treasurer with ACX Industries, Inc. since 1990, is also secretary and treasurer of Colonial Industries, Inc. He is an attorney admitted to practice in both State and Federal Courts, and a member of the bar of the Supreme Court of the United States. He is currently serving as chief auditor for a division of a large hotel chain. From 1988 to 1990, he was employed as Director of Operations for a Texas based Life Insurance Company. Previously he was engaged in private practice of law and small business consulting for 14 years. He earned his Bachelor of Science, Business and Economics, from the Illinois Institute of Technology, a Master of Business Administration from Michigan State University, and his Juris Doctor from Loyola University School of Law.

Proposal 2: To authorize a Reverse Split of the Common Stock: One share for every Twenty existing shares; provided that no shareholder shall be reversed below two hundred shares, and no shareholder owning less than two hundred shares shall be reversed.

Reducing every twenty shares to one share does not change the percentage ownership of any shareholder; except for the minor effect of the savings provision for small shareholders, if any. The immediate result would be a twenty-fold increase of Book Value per share. Book Value is not Market Value. While such an increase in Book-Value might be expected to be reflected in Market Value, there can be no guaranty of the market price per share, which would result from the reverse split.

Question 1: Since the percentage ownership would not change much, if at all, what is the purpose and advantage for the Reverse?

The purpose is to make our corporation more attractive to investment by sophisticated investors. We believe our limited cash from operating activities, and our existing cash reserves, will not be sufficient to meet our working capital requirements for the next 12 months. We will require additional funds to support our business plan. Management intends to raise additional working capital through debt and equity financing, privately from sophisticated investors.

Our common stock is registered for trading pursuant to the Securities Exchange Act of 1934. It was cleared for quotation on the Bulletin Board (“OTCBB") on February 20, 2002 and has been quoted and traded “Over the Counter” since. Let us take a summary look at the last three years of market-trading of our common stock:

period	high bid	low bid	volume
1st 2005	.38	.21	59,337,300
2nd 2005	.29	.12	15,100,140
3rd 2005	.19	.12	11,437,060
4th 2005	.14	.06	10,552,140
1st 2006	.23	.06	13,434,000
2nd 2006	.29	.03	15,100,140
3rd 2006	.14	.07	6,864,000
4th 2006	.07	.07	9,134,000
1st 2007	.08	.04	10,660,000
2nd 2007	.04	.02	10,110,000
3rd 2007	.02	.01	10,008,000
4th 2007	.03	.01	9,200,000

Source: Yahoo Finance

This performance does not show profitability or promise for our shareholders. We need to tighten our belt and exploit our expertise and opportunities. We look overweight to the market. In this situation, tightening our belt indicates a reverse-split of our common stock, to reduce the total number of shares out, to a smaller and more attractive number. For emerging companies, a tighter “float” (the number of shares outstanding) is better than a larger one, because where new investment is needed, the first is attractive to investors while the second is less so. Considering our valuable opportunities, our properties and prospects, in a rising oil and gas market, we should be attracting more interest than we are.

We presently (as of July 31, 2008) have 63,686,470 shares issued and outstanding, with a market value $581,844, based on a low-bid of $0.01 per share. Management has concluded that this number of shares outstanding is too great to attract investors and interest the public. The following table is offered for illustration of a reasonable expectation, but not a necessary result.

Total Shares Outstanding	Indicated Market Value	Indicated Per Share
63,686,470	$ 636,865	$ 0.01
3,184,324	$ 636,865	$ 0.20

We have just assumed that the market price would follow. Even assuming that result, market forces from buyers and sellers could affect that price from day to day. If more buy than sell, the price may rise. If more sell than buy, the price will decline. The purpose of the reverse split is not to make the short-term market price rise, but to make our capital structure more in line with investment models of interest to investors in oil and gas companies, at our stage of development. The purpose of the two hundred share savings provision is to prevent any shareholder to be lost in the process, if any such small holdings exist.

Question 2: Well, if we have too many shares outstanding, how did that happen?

Early investors, showed significant interest in our stock. We have received funding and have things to show for it, but in order to keep our cash working for oil and gas, and keep it operating and somewhat productive; we have had to pay for as much of our other expenses as we could, to service-providers, in stock. Whatever, our policy for our first few years of operation, we are now at the point where it would be better to raise cash from institutional sources or sophisticated investors, and pay for our operations in cash, not more stock. It is our best information and belief, that the Proposal Two is the appropriate minor restructuring to fit the profile for the investment we seek. We believe that a tighter float would be less attractive to short-sellers. Should the price of our stock rise, short sellers could sell shares they do not own, and wait for the market to decrease (or influence it to do so), in order that the short sellers could cover their trades by buying shares a lower price. It is management's belief that the Reverse-Split of Proposal Two will serve to make us less appetizing for such a powerful short-selling attack.

While there can be no guarantee of what the share price would be at any particular time, with or without Proposal Two, it is reasonable to expect the result of this Reverse Split to be an increase in the value of each resulting share. In addition, it is expected by management, that a tighter number of shares outstanding would make the shares of our company more attractive to investors in oil and gas companies, like ours. Such investment, at this stage would be calculated to drive our operations toward greater profitability for present and future shareholders alike.

Of course, there are certain cautionary considerations of which any shareholder or investor should be aware. There can be no assurance that additional financing will be available on acceptable terms, if at all. Markets are unpredictable and timing may be good or bad for such appeals, even to the most sophisticated investors. Additional equity financing could be dilutive to our then existing shareholders, and any debt financing could involve restrictive covenants with respect to future capital raising activities and other financial and operational matters.

If adequate funds are not available, we may be unable to take advantage of future opportunities, respond to competitive pressures, and may have to curtail operations. While Management has expresses confidence in the attainment of profitability sooner, rather than later, projects and even reasonable expectations are not outcomes yet. There is no absolute assurance that even our best laid plans and most diligent operations will succeed.

We believe that the potential of our company justifies your confidence for the future. Please do review Part Two of this Statement for the information upon which we base our assessment.

Question 3: What might be the use or result of shares not yet issued? Could there be a take-over? Would there be new acquisitions?

First, let's look at how many shares remain unissued both before and after the proposed reverse split (without the effect of rounding fractional shares).

Authorized	Issued	%	Available	%
100,000,000	63,686,470	63.69	36,313,530	36.31
100,000,000	3,184,324	3.18	96,815,676	96.82

We have no current plans, proposals or arrangements, written or otherwise, to issue any of the newly available authorized shares of stock (assuming approval of Proposal 2) for any purpose, including future acquisitions (although we are definitely interested in locating possible targets for future acquisitions). In the past we have not pursued acquisitions for stock and would not be inclined to do so. What is more likely is to raise cash by attracting knowledgeable investors, and to use cash to acquire oil and gas interests that offer potential for profitability.

We have no anti-takeover provisions, or "poisoned pills" or "golden parachutes", or other provisions which would prevent or resist a take-over of our company, or which present any anti-takeover consequences. We are not aware of being a likely target of such an attempt. We have no present plans to adopt any such anti-takeover measures. It is possible that management might use additional un-issued shares to resist or frustrate a third-party transaction offering an above-market premium, one which may be favored by a majority of the independents shareholders, in the event of such a third-party or hostile takeover attempt.

Part TWO
ABOUT OUR COMPANY

1. Our Corporate History.

Turner Valley Oil & Gas, Inc., was originally incorporated as NetParts.com, Inc., in Nevada on April 21, 1999, with the intention of creating a series of 16 specialized auto salvage yards. Our officers and directors were Donald Jackson Wells and Joseph A. Kane. Both gentlemen remain on our Board of Directors currently. Our initial business plan did not materialize successfully. We remained dormant for several years. In the summer of 2003, Mr. Wells and Mr. Kane recruited Christopher Paton-Gay to join our Board of Directors and become our new Chief Executive Officer, for the purpose of leading us into the oil and gas industry. On July 24, 2003, we changed our corporate name, to Turner Valley Oil and Gas, Inc, commenced our current business operations. All our properties are geologically and physically independent of one another. They are all located in the Western Canadian Geologic Basin centered in Alberta, Canada. We have incorporated a wholly owned Canadian subsidiary named T.V Oil & Gas Canada Limited (“TVOG”). Our subsidiary is a Federal Canadian Registered Company and complies with all applicable laws within Canada. We had been (through TVOG) also a significant shareholder of WIN Energy Corporation, a registered public issuer under the laws of Canada. As of this date, we own no further interest in WIN.

Our plan of operations is a sole focus on exploration for, development drilling for, and transmission facilities for, the production of oil and gas.

The complete and detailed history of our corporation may be found in our Audited Financial Statements, for the years ended December 31, 2007, 2006 and from inception. These Audited Statements have been filed with our most recent Annual Report on Form 10-KSB. That Annual Report has not been included with this Proxy Statement, for the reason that substantially the same information is provided in this Statement in what is hoped to be the most readable form. The Annual Report can be found and accessed on the EDGAR electronic filing system, at the Web-Site of the Securities and Exchange Commission. Provided with this Proxy Statement are our Audited Financial Statements, for the years ended December 31, 2007, 2006 and from inception. Our Financial Statements contain the following material Note 2-Going Concern:

The Company's financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring operating losses and is dependent upon raising capital to continue operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. It is management's plan to raise additional funds to continue the explorations of the leases individually as well as with WIN, then to begin producing oil and/or gas/or both to sell under contract and thereby generate the necessary funds to continue operations.

2. Oil/Gas Properties.

On August 20, 2003, we entered into a purchase agreement to acquire 1% interest in a producing gas well, located at 2-2-38-9W5 Red Deer, Alberta, Canada. The Strachan Prospect is located 80 miles NW of Calgary, Alberta. The gas production rate at the time of the acquisition fluctuated between 1.5 and 2 MMCF/Day (million cubic feet of gas per day). During 2003, we set out a rework program for this well. The rework program called for an acid wash and acid stimulation of the producing formation. We agreed to participate in the program, which increased our interest in the Strachan Property to 6.67%. The program was completed on October 15, 2003 and as of October 20, 2003; the new production rates had stabilized at approximately 2.66 MMCF/Day, representing a 40% increase over initial production rates. As of December 31, 2003, we had capitalized $300,672 of costs, as “Properties not subject to amortization”.

Other projects in 2004, did not prove out. We wrote-off $71,072 of capitalized costs. The reaming projects were sold for common stock in WIN Energy, recorded at $192,700. A third and fourth project did not prove and were abandoned in 2007. The resulting impairment for 2007 was $525,544.

The Strachan Property has proven gas reserves of 3.68 MMcf (“MMcf=1,000,000 cubic feet), and continues production.

3. Financial Condition and Results of Operations.

Summary Financial Information:

For the years ended December 31:	2007	2006	2005	From Inception
Royalty (Oil/Gas) Revenue	4,165	9,813	1,640	20,874
Cost of Production	-	-	(42,403)	(51,753)
Depletion	(10,000)	(10,000)	0-	(20,767)
Abandonment of Projects	(525,544)	-	-
General/Administrative	(248,130)	(713,345)	(669,980)	(4,695,178)
Net Operating Loss	(779,509)	(713,532)	(710,743)	(5,212,424)
Gain on Sale of Investments	159,872	426,295	237,825	798,510
Rent Received	5,345	-	-	5,345
Interest Expense	-	-	-	(3,292)
Other Income/Loss	165,217	426,295	237,825	800,563
Net Loss	(614,292)	(287,237)	(472,918)	(4,725,772)

(a) Liquidity. Our net working capital for the year ended December 31, 2007 increased to $55,907, compared to a deficit of $(418,555) for the year ended December 31, 2006. The increase in working capital was caused by our sale of our holdings in WIN Energy. To date we have not invested in derivative securities or any other financial instruments which involve a high level of complexity or risk. We expect that in the future, any excess cash will continue to be invested in credit quality, interest-bearing securities. We believe cash from operating activities, and our existing cash sources may not be sufficient to meet our working capital requirements for the next 12 months. We will likely require additional funds to support our business plan. Management intends to raise additional working capital through debt and equity financing.

To date, we have not invested in derivative securities or any other financial instruments that involve a high level of complexity or risk. We expect that in the future, any excess cash will continue to be invested in high credit quality, interest-bearing securities. There are no legal or practical restrictions on the ability to transfer funds between parent and subsidiary companies. There are no known trends or uncertainties excepting those disclosed herein, that will have a material impact on revenues. At the moment, the Canadian Dollar is strong. Natural Gas prices, along with other commodity prices have been rising. It is foreseeable that commodities, including Natural Gas, may fluctuate greatly due to speculation of short supply or reduced demand with a view to recession of consumer spending. Long-term, however, the trends are favorable, in the opinion of management.

(b) Royalties. During the year ended December 31, 2007, we had royalty revenues of $4,165 from our working interest in the Strachan property (December 31, 2006 $9,813). The decrease in royalties was caused by a special assessment initiated by the Operator of the well during the year ended December 31, 2006. All our properties are geographically and physically independent of one another. They are located in the Western Canada Geologic Basin centered in Alberta, Canada.

(c) General and Administrative costs. General and Administrative costs for the year now ended decreased by 65% to $248,130, when compared to $713,345, for the previous year. The decrease was caused by a reduction in costs associated with common stock issued for services rendered.

(d) Total Expenses. Our total expenses were $783,674 for the year ended December 31, 2007 compared to $$723,345 for the prior year. The increase in total expenses was caused by the abandonment of the Leduc property due to uneconomic hydrocarbons. The cost associated with this abandonment was $525,544.

(e) The Net Loss for the year just ended was $(614,292) as compared to a Net Loss of $(287,237) for the previous year ended 2006. The increase in loss for the year was caused by the costs associated with the abandonment of Leduc property and the reduction in gain associated with the disposal of our holding in WIN Energy, which resulted in other income of $159,872 (December 31, 2006 $426,295). At December 31, 2007, the Company disposed of its investment in WIN Energy at a market price of $0.37 per share.

(f) Additional Working Capital Required. We believe cash from operating activities, and our existing cash reserves, may not be sufficient to meet our working capital requirements for the next 12 months. We will likely require additional funds to support the Company's business plan. Management intends to raise additional working capital through debt and equity financing. The appeal would be to sophisticated investors in oil and gas projects. There can be no assurance that we will be successful in raising capital through private placements or otherwise, the confidence of management notwithstanding.

Part Three
OTHER INFORMATION

(a)  Executive Compensation. The disclosure of Executive compensation is now provided in the tabular form required by the Securities and Exchange Commission, pursuant to Regulation 229.402.

[NEW TEXT start :]

Executive Officers

	Annual Compensation
	b	c	e	j

Name and Principal Position	Year	Salary ($)	Other Annual Compensation ($)	Totals $
Christopher Paton-Gay,	2007	61,028	10,000	71,028
Chairman, CEO Director	2006	20,675	233,430	254,105
	2005	46,840	284,500	331,340
Kulwant Sandher,	2007	47,168	5,000	52,168
Treasurer, CFO	2006	25,036	153,190	178,226
	2005	6,515		6,515

Directors

	Annual Compensation
	b	c	e	g

Name and Principal Position	Year	Salary ($)	Other Annual Compensation ($)	Totals $
Joseph A. Kane	2007		10,000	10,000
Director	2006		23,750	23,750
	2005		29,750	29,750
Donald Jackson Wells	2007		10,000	10,000
Director	2006		23,750	23,750
	2005		29,750	29,750

Our Executive Officers and Directors have no fixed employment agreements for compensation, but receive compensation from time to time in the discretion of the Board of Directors. Our Chief Executive Officer and Chief Financial officers have received modest salary during the the reporting periods. All other compensation has been made in stock of our company, issued from time to time at the the then current market value. Compensation of services in stock has been made pursuant to that certain Stock for Compensation Services Plan, which provides in relavant part: “(a) If this Corporation be a reporting company, the Board of Directors may elect to offer shares pursuant to Registration under the Securities Act of 1933, or pursuant to Section 4(2) of the 1933 Act, or other applicable exemption from registration, with such restriction on resale as required by law or rule of the Commission, or such greater restriction as may be agreed to by the parties.”

(b)  Security Ownership of Certain Beneficial Owners and Management. To the best of our knowledge and belief the following disclosure presents the total security ownership of all persons, entities and groups, known to or discoverable by us, to be the beneficial owner or owners of more than five percent of any voting class of our stock, along with the total beneficial security ownership of all Directors and Nominees, naming them, and by all Officers and Directors as a group. These figures have been updated from our last Annual Report, to be current as of May 30, 2008.

Common Stock

Name and Address of Beneficial Owner	Share Ownership	%
Christopher Paton-Gay 700 West Pender StreetChairman/CEO Vancouver B.C. Canada V6C 1G8 Director	4,735,500	7.44
Kulwant Sander 700 West Pender StreetTreasurer/CFO Vancouver B.C. Canada V6C 1G8	2,927,395	4.60
Donald Jackson Wells 3131 S.W. Freeway #46 Houston TX 77098Director	75,800	0.12
Joseph Kane 3131 S.W. Freeway #46 Houston TX 77098Director	75,800	0.12
All Officers and Directors as a Group	7,814,495	12.27
Total Issued and Outstanding	63,686,470	100.00
All Affiliates	(7,814,495)	(12.27)
Indicated Total Non-Affiliate Ownership	55,871,975	87.73

(c)  No Changes in Control. There are no arrangements known to us, including any pledge by any persons, of our securities, which may at a subsequent date result in a change of control of our Corporation. Specifically, we are not a candidate for any direct or reverse acquisition transactions, but are devoted to bringing our business plan to actualization and profitability.

(d)  Legal Proceedings. We are not engaged in any litigation or legal proceedings. There are no legal proceedings contemplated by us or suspected against us, as of the preparation of this Proxy Statement.

(e)  Submission of Matters to a Vote of Security Holders. The matters we are submitting for your approval are discussed in PART ONE. To the best of our knowledge and belief, this is to be our first Meeting of Shareholders.

(f)  Description of Common Stock. We are authorized to issue 100,000,000 shares of a single class of Common Voting Stock, of par value $0.001, of which 63,686,470 are issued and outstanding. All shares of  Common Stock when issued were fully paid for and non-assessable. Each holder of Common Stock is entitled to one vote per share on all matters submitted for action by the stockholders. All shares of Common Stock are equal to each other with respect to the election of directors and cumulative voting is not permitted; therefore, the holders of more than 50% of the outstanding Common Stock can, if they choose to do so, elect all of the directors. The terms of the directors are not staggered. Directors are elected annually to serve until the next annual meeting of shareholders and until their successor is elected and qualified. There are no preemptive rights to purchase any additional Common Stock or other securities of the Registrant. The owners of a majority of the common stock may also take any action without prior notice or meeting which a majority of shareholders could have taken at a regularly called shareholders meeting, giving notice to all shareholders thereafter of the action taken. In the event of liquidation or dissolution, holders of Common Stock are entitled to receive, pro rata, the assets remaining, after creditors, and holders of any class of stock having liquidation rights senior to holders of shares of Common Stock, have been paid in full. All shares of Common Stock enjoy equal dividend rights. There are no provisions in the Articles of Incorporation or By-Laws which would delay, defer or prevent a change of control.

(g)  Holders. . There are approximately 100 shareholders of the our common stock, giving effect to shares held in brokerage accounts.

(h)  Dividends. . No dividends have been paid by us on the Common Stock or other Stock and no such payment is anticipated in the foreseeable future. We have not paid any cash dividends on our Common Stock, and do not anticipate paying cash dividends on our Common Stock in the next year. We anticipate that any income generated in the foreseeable future will be retained for the development and expansion of our business. Future dividend policy is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, debt service, capital requirements, business conditions, the financial condition of we and other factors that the Board of Directors may deem relevant.

(i)  Sales of Unregistered Common Stock 2004-7. . On July 15, 2004, we issued 4,603,570 new investment shares, pursuant to the Securities Act of 1933 §4(2), for cash, to a handful of investors who had previously subscribed and paid for their shares. The basis for reliance on §4(2) is as follows: the placement was made privately, without any advertising or public solicitation to persons with pre-existing relationships with management, and persons having access to the kinds of information about our company, which registration would have disclosed. We made no unregistered issuances in 2005, 2006, 2007 or 2008 to date.

Part Four
THE PROXY AND THE BALLOT

The enclosed Proxy, even though executed and returned, may be revoked at any time before being voted, by written notice, mailed or delivered to the Company, or by a request for return of the Proxy at the Meeting.

Proxies shall be voted in accordance with the directions of the shareholders. Proxies returned to the Company, unless otherwise directed, will be voted in favor of the proposals listed and discussed in this Notice of the Meeting and Proxy Statement. The proxy must be received by the Company prior to the Meeting to be effective.

Please read the foregoing Proxy Statement provided, mark and return the Ballot provided, and return the Ballot in the envelope provided for its return.

Attachment 1

Financial Statements (Audited)

For the Years Ended December 31, 2007, 2006, and from Inception

(taken from our most recent Annual Report on Form 10-KSB-A)

[TO BE PROVIDED TO SHAREHOLDERS WITH DEFINITIVE MAILING]

Attachment 2

Financial Statements (Un-Audited)

For the Three Months and Six Months Ended June 30, 2008, 2006,
and from Inception

(taken from our most recent Quarterly Report on Form 10-QSB)

[TO BE PROVIDED TO SHAREHOLDERS WITH DEFINITIVE MAILING]

Turner Valley Oil & Gas, Inc.
700 West Pender Street
Vancouver B.C. Canada V6C 1G8

PROXY BALLOT
to be voted at the
Meeting of Shareholders
to be held on ......, 2008, at 10:00 a.m.

This Proxy Ballot is furnished in connection with the solicitation of Proxies by the Board of Directors of the Company, to be voted at the Meeting of Shareholders (the “Meeting”) to be held at the time and place, and for the purposes stated in the notice of meeting of shareholders furnished herewith. We will be pleased to vote your shares in accordance with your instructions, if you will sign this form and return it to us. If you do sign the form and return it without making any other marks, we will vote your shares in favor of all proposals and for the election of all nominated directors. You may mark each proposal specifically with your instructions if you wish.

Please Print the name or names of the person or persons voting, and sign:
PRINT NAME(S)	SIGN

PROPOSAL No. 1: To re-elect three existing Directors
(a) Christopher Paton-Gay	FOR	AGAINST	ABSTAIN
Chairman, CEO, Director
(b) Donald Jackson Wells	FOR	AGAINST	ABSTAIN
Director
(c) Joseph Kane	FOR	AGAINST	ABSTAIN
Director

PROPOSAL No.2:  To authorize a Reverse Split of the Common Stock: One share for evey Twenty existing shares; provided that no shareholder shall be reversed below two hundred shares, and no shareholder owning less than two hundred shares shall be reversed.

FOR	AGAINST	ABSTAIN

Please Return Proxies to: William Stocker 221 South Ola Vista First Floor San Clemente CA 92672